Exhibit 99.1

FIFTH & PACIFIC COMPANIES, INC.  REVISES 2012 ADJUSTED EBITDA GUIDANCE AND PROVIDES PRELIMINARY Q3 2012 DIRECT-TO-CONSUMER COMPARABLE SALES AND Q3 ADJUSTED EBITDA

•                  Revises forecasted 2012 adjusted EBITDA from a range of $125 to $140 million to $100 to $115 million, excluding unrealized foreign currency gains or losses

•                  Expects Q3 adjusted EBITDA to be $17 to $20 million

•                  Driven primarily by significant shortfalls in full price sell-through rates at Juicy Couture

•                  kate spade and Lucky Brand forecasted to continue to outperform expectations

•                  Net debt for Q3 2012 expected to be $390 to $400 million compared to $735 million in Q3 2011

New York, NY — October 1, 2012 — Fifth & Pacific Companies, Inc. (NYSE:FNP) today revised forecasted 2012 adjusted EBITDA from a range of $125 to $140 million to $100 to $115 million. The Company also announced preliminary Q3 2012 direct-to-consumer comparable sales (inclusive of e-commerce net sales) as follows:

Brand	Q3 *
kate spade	21%
Lucky Brand	4%
Juicy Couture	(1)%

* Results are preliminary and subject to quarter-end closing adjustments.

William L. McComb, Chief Executive Officer of Fifth & Pacific Companies, Inc., said: “Today we updated our 2012 projections for each of our brands, and the resulting guidance for our overall corporation. While two of the brands continue to perform well, as we now have visibility as to comparable sales and margins for the third quarter at Juicy Couture, we are not seeing the improved results we were forecasting for Juicy and are not expecting Juicy to achieve its forecasted results in the fourth quarter. This means our near term guidance must be brought in line with the trends we are seeing while we continue to work through merchandising improvements there. We continue to be optimistic about our ability to turn around the Juicy business results and capitalize on its very strong global brand awareness and reputation; in the meantime, kate spade’s results are powerful and encouraging, and Lucky Brand is continuing to perform well.”

Mr. McComb continued, “Where previously kate spade’s outperformance of its forecasts had kept us on target overall for the year, even while Juicy had experienced difficulties during the first half of the year, because of what we know about the third quarter at Juicy, we are now forecasting consolidated fiscal 2012 adjusted EBITDA, excluding unrealized foreign currency transaction gains or losses, to be in the range of $100 to $115 million, compared to the previous range of $125 to $140 million, primarily driven by significant shortfalls in full price sell-through rates at Juicy Couture in the third quarter and expectations for these trends to continue for the balance of the year. This new forecast also assumes continued strong performance at kate spade and performance at Lucky Brand to slightly exceed expectations. For the third quarter of 2012, we are forecasting adjusted EBITDA, excluding unrealized foreign currency transaction gains or losses, to be in the range of $17 to $20 million.”

Mr. McComb added, “We are executing a number of initiatives at Juicy to address these issues and improve profitability going forward. Key amongst these initiatives are plans to modify the allocation process to deliver more product to higher performing doors, moving excess inventory to the outlet channel sooner to improve sell-through, new merchandising and pricing strategies in the retail stores—including the enhanced regionalization of merchandise—and significant cost reduction and globalization of organizational roles within the Juicy brand. Despite this obviously disappointing reduction in the current outlook for the Juicy brand, we expect that we will be able to achieve our long term targets for the brand as we believe we have an appropriate plan to correct these merchandising-related issues.”

Mr. McComb concluded, “Our initiative to outsource our distribution function from our Ohio distribution center has encountered some start up issues that will delay our expected timeline for closing our Ohio facility. We have delayed the migration of product out of Ohio to the related third party logistics facility. As a result, we currently expect that we will continue to ship some goods from our Ohio distribution center for the near term to mitigate the risk of late deliveries.  The expenses associated with this delay in 2012 are expected to be in the range of $2 to $4 million and are included in our revised outlook.”

As the Company has not completed its quarter fiscal close and its analysis of the 2012 third quarter, the results presented in this press release are estimated and preliminary, and, therefore, may change materially, including as a result of the close process and the review process by the Company’s outside accountants. In this release, Adjusted EBITDA excluding foreign currency gains (losses), net is defined as income (loss) from continuing operations attributable to Fifth & Pacific Companies, Inc., adjusted to exclude income tax provision (benefit), interest expense, gain (loss) on extinguishment of debt, depreciation and amortization, the impact of expenses incurred in connection with the Company’s streamlining initiatives and brand-exiting activities, non-cash impairment charges, non-cash share-based compensation expense and unrealized foreign currency gains (losses), net. The Company believes that the above-described EBITDA measure represents a more meaningful presentation of its historical operations and projected financial performance since these results provide period to period comparisons that are consistent and more easily understood. We consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Estimates of 2012 third quarter GAAP results are not provided in this presentation as the Company has not yet completed its accounting for its streamlining initiatives and brand-exiting activities.

The Company will sponsor a conference call at 4:30 p.m. EDT today to discuss this announcement. The dial-in number is 1-888-694-4676 with pass code 36289163. The slides and prepared remarks for the call will be filed in advance of the call with the S.E.C. on Form 8-K.  Also, the web cast and slides accompanying the prepared remarks can be accessed via the Investor Relations section of the Company’s website at www.fifthandpacific.com.  An archive of the webcast will be available on the website. Additional information on the results of the Company’s operations is available in the Company’s Form 10-Q for the second quarter of 2012, filed with the Securities and Exchange Commission.

About Fifth & Pacific Companies, Inc.

Fifth & Pacific Companies, Inc. designs and markets a portfolio of retail-based, premium, global lifestyle brands including Juicy Couture, kate spade, and Lucky Brand. In addition, the Adelington Design Group, a private brand jewelry design and development group, markets brands through department stores and serves jcpenney via exclusive supplier agreements for the Liz Claiborne and Monet jewelry lines and Kohl’s via an exclusive supplier agreement for Dana Buchman jewelry. The Company also has licenses for the Liz Claiborne New York brand, available at QVC and Lizwear, which is distributed through the club store channel. Fifth & Pacific Companies, Inc. maintains an 18.75% stake in Mexx, a European and Canadian apparel and accessories retail-based brand. Visit www.fifthandpacific.com for more information.

Fifth & Pacific Companies, Inc. Forward-Looking Statement

Statements contained herein that relate to the Company’s future performance, financial condition, liquidity or business or any future event or action are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements are indicated by words or phrases such as “intend,” “anticipate,” “plan,” “estimate,” “target,” “forecast,” “project,” “expect,” “believe,” “we are optimistic that we can,” “current visibility indicates that we forecast,” “contemplation” or “currently envisions” and similar phrases. Such statements are based on current expectations only, are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions. The Company may change its intentions, belief or expectations at any time and without notice, based upon any change in the Company’s assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some risks and uncertainties involve factors beyond the Company’s control. Among the risks and uncertainties are the following: our ability to continue to have the necessary liquidity, through cash flows from operations and availability under our amended and restated revolving credit facility, may be adversely impacted by a number of factors, including the level of our operating cash flows, our ability to maintain established levels of availability under, and to comply with the financial and other covenants included in, our amended and restated revolving credit facility and the borrowing base requirement in our amended and restated revolving credit facility that limits the amount of borrowings we may make based on a formula of, among other things, eligible accounts receivable and inventory and the minimum availability covenant in our amended and restated revolving credit facility that requires us to maintain availability in excess of an agreed upon level; general economic conditions in the United States, Europe and other parts of the world, including the impact of debt reduction efforts in the United States; levels of consumer confidence, consumer spending and purchases of discretionary items, including fashion apparel and related products, such as ours; restrictions in the credit and capital markets, which would impair our ability to access additional sources of liquidity, if needed; changes in the cost of raw materials, labor, advertising and transportation which could impact prices of our products; our ability to successfully implement our long-term strategic plans, including the focus on our JUICY COUTURE, LUCKY BRAND and KATE SPADE brands and expansion into markets outside of the US, such as KATE SPADE’s joint venture in China and the conditional exercise of our option to acquire the KATE SPADE joint venture in Japan; our ability to sustain recent improved performance in our LUCKY BRAND business; our ability to successfully improve the operations and results, creative direction and product offering at our JUICY COUTURE brand; our dependence on a limited number of large US department store customers, and the risk of consolidations, restructurings, bankruptcies and other ownership changes in the retail industry and financial difficulties at our larger department store customers; whether or not the purchase of the 51% interest in the Kate Spade Japan joint venture will be consummated, and if consummated whether we will be successful operating the KATE SPADE business in Japan; risks associated with the transition of the MEXX business to an entity in which we hold a minority interest and the possible failure of such entity that may make our interest therein of little or no value and risks associated with the ability of the majority shareholder to operate the MEXX business successfully, which will impact the potential value of our minority interest; costs associated with (i) the transition of the LIZ CLAIBORNE family of brands, MONET US, DANA BUCHMAN, KENSIE and MAC & JAC brands from the Company to their respective acquirers and (ii) the early termination and transition of the DKNY® Jeans and DKNY® Active licenses; our ability to anticipate and respond to constantly changing consumer demands and tastes and fashion trends, across multiple brands, product lines, shopping channels and geographies; our ability to attract and retain talented, highly qualified executives, and maintain satisfactory relationships with our employees; our ability to adequately establish, defend and protect our trademarks and other proprietary rights; our ability to successfully develop or acquire new product lines or enter new markets or product categories, and risks related to such new lines, markets or categories; risks associated with the sale of the LIZ CLAIBORNE family of brands to J.C. Penney Corporation, Inc. and the licensing arrangement with QVC, Inc., including, without limitation, our ability to maintain productive working relationships with these parties and possible changes or disputes in our other brand relationships or relationships with other retailers and existing licensees as a result; the impact of the highly competitive nature of the markets within which we operate, both within the US and abroad; our reliance on independent foreign manufacturers, including the risk of their failure to comply with safety standards or our policies regarding labor practices; risks associated with our buying/sourcing agreement with Li & Fung Limited (“Li & Fung”), which results in a single third party foreign buying/sourcing agent for a significant portion of our products; risks associated with continuing to operate our Ohio distribution facility beyond our previously anticipated timetable, including increased operating expenses and the need to negotiate terms for continuation of our union arrangements for a period of time; risks associated with the closing of our Ohio distribution center and our US distribution services agreement with Li & Fung, which results in the transition to a single third party service provider for a significant portion of our US distribution and our ability to effectively transition our distribution function to Li & Fung or any other third party on a timely basis; a variety of legal, regulatory, political and economic risks, including risks related to the importation and exportation of product, tariffs and other trade barriers; our ability to adapt to and compete effectively in the current quota environment in which general quota has expired on apparel products, but political activity seeking to re-impose quota has been initiated or threatened; our exposure to currency fluctuations; risks associated with material disruptions in our information technology systems; risks associated with privacy breaches; risks associated with credit card fraud and identity theft; risks associated with third party service providers, both domestic and overseas, including service providers in the area of e-commerce; limitations on our ability to utilize all or a portion of our US deferred tax assets if we experience an “ownership change”; the outcome of current and future litigation and other proceedings in which we are involved and such other factors as are set forth in this press release, and in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 including in the sections entitled “Item 1A-Risk Factors” and “Statement on Forward Looking Statements,” which is available on the SEC’s EDGAR website. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations Contact:	Media Contact:
Robert J. Vill	Jane Randel
Senior Vice President – Finance and Treasurer	Senior Vice President, Corporate Communications
Fifth & Pacific Companies, Inc.	Fifth & Pacific Companies, Inc.
201.295.7515	212.626.3408